Filed Pursuant to
Rule 424(b)(3)

Registration No. 333-147339

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated April 30, 2008)

HSW International, Inc.

Common Stock

This prospectus supplement no. 3 supplements the prospectus dated April 30, 2008, relating to the sale of up to 4,579,348 shares of common stock of HSW International that may be sold from time to time by the selling stockholders as described in the prospectus. You should read this prospectus supplement in conjunction with the prospectus.

Current Report on Form 8-K

On August 19, 2008 we filed a Current Report on Form 8-K.  A copy of the Current Report on Form 8-K is also being provided to you along with this Supplement.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 11 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 20, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2008

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On August 12, 2008, our Board of Directors adopted the 2008 Executive Compensation Plan.  The purpose of the Plan is to promote the interests of our company by motivating our key employees to execute upon and achieve our business plan and retaining key employees.

Under the Plan, a bonus pool has been established, consisting of an aggregate of 30,769 restricted shares of our common stock, 100,000 options to acquire shares of our common stock and $100,000, which is to be used as a tax offset for the equity portion of the Plan.  The shares of restricted stock and shares issuable under the options granted under the Plan will be issued out of the shares available under our 2006 Equity Incentive Plan.  Six key employees are eligible to participate in the Plan, including our Vice Chairman, Henry Adorno, our President and Chief Operating Officer, Greg Swayne, and our Chief Financial Officer, Shawn Meredith.

The restricted shares and options were issued upon the adoption of the Plan.  Assuming the performance criteria are met, the restricted shares and options will vest on and the cash tax offset will be paid on January 31, 2009.  There are three performance criteria, which if met will cause 33.4%, 33.3% and 33.3%, respectively, of the bonus pool to vest.   The performance criteria are tied to foreign website development, activity and revenue during 2008.

In the event that any participant is not employed on December 31, 2008, due to resignation or termination by us for cause, the portion of the bonus pool allocated to the participant will be forfeited.  In the event that any portion of the bonus pool does not vest because of failure to meet the performance criteria, then such portion will be forfeited.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 10.23                  2008 Executive Compensation Plan

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: August 18, 2008	/s/ Bradley Zimmer
Bradley Zimmer
General Counsel

3

Exhibit 10.23

Portions of this exhibit marked [*] are requested to be treated confidentially.

HSW International, Inc.

2008 Executive Compensation Plan

1.                                       Purpose

The purpose of the HSW International, Inc. (“HSWI” or the “Company”) 2008 Executive Compensation Plan (the “Plan”) is to promote the interests of the Company by (i) motivating key employees of HSWI to execute upon and achieve the HSWI business plan, and (ii) retaining key employees.

2.                                       Eligibility and Participation

The individuals listed on Appendix A will be the “Participants” in the Plan.  Subject to the terms of the Plan, the Participants will be eligible to receive compensation hereunder.

3.                                       Amount Available for Awards

a)  Number.   Subject to approval by the Company’s Board of Directors, the following shall be allocated to the Plan (collectively, the “Bonus Pool”):

i)  30,769 shares of the Company’s common stock (“Shares”);

ii) 100,000 options to acquire shares of the Company’s common stock (“Options”); and

iii) $100,000 (“Tax Offset”).

b)  Restrictions.  The Shares and Options shall be issued immediately upon the implementation of the Plan.  Those Shares in the Bonus Pool shall be restricted stock, which shall vest on January 31, 2009 (the “Distribution Date”), in the amount as specified herein.  Those Options in the Bonus Pool shall fully vest on the Distribution Date, in the amount as specified herein.  The Tax Offset shall be paid on January 31, 2009, in accordance with the Plan.

c)  Adjustment.  If there shall occur a stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Shares, the Shares subject to this Plan shall be deemed to relate to such number and class of securities of HSWI, cash or other property received in exchange for or in respect of such Shares, and the number of Shares allocated to the Plan shall be adjusted in such manner to avoid any dilution or enlargement of the rights of Participants under the Plan.

4.                                       Allocation of the Bonus Pool

The Bonus Pool shall be allocated among the Participants according to their percentage specified on Appendix A.

5.                                       Vesting of the Bonus Pool

a)  Performance.  The number of shares which shall vest on the Distribution Date shall be calculated according to the following criteria (the “Performance Criteria”):

i)                                         33.4% of the Bonus Pool will vest if [*] has launched the [*] version of the “HowStuffWorks” website by [*] 2008;

ii)                                      33.3% of the Bonus Pool will vest if at [*] has displayed at least [*] page views during 2008; and

iii)                                   33.3% of the Bonus Pool will vest if [*] has at least US$ [*] gross revenues in 2008, not including related party transactions.

6.                                       Forfeitures

In the event that any Participant is not employed on December 31, 2008, due to resignation by the Participant or termination by the Company for cause, the portion of the Bonus Pool allocated to the Participant shall be forfeited.  In the event that any portion of the Bonus Pool does not become vested because of failure to meet the Performance Criteria, then such portion shall be forfeited.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix A

Named Personnel	Percentage of Plan

Henry Adorno, Vice Chairman	30%

Greg Swayne, President & COO	30%

[*]	[*] %

Shawn Meredith, CFO	10%

[*]	[*] %

[*]	[*] %
Total:	100%

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.